Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

February 22, 2013

Gentherm Incorporated

21680 Haggerty Rd., Ste. 101

Northville, MI 48167

Ladies and Gentlemen:

We have acted as counsel to Gentherm Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 to which this opinion is being filed in connection with (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in the Registration Statement (the “Prospectus”), pursuant to which up to 3,300,000 shares of the Company’s common stock, no par value (the “Shares”), may be offered and sold from time to time by certain selling shareholders named therein (the “Selling Shareholders”).

The laws covered by the opinions expressed in this opinion letter are limited to the laws of the State of Michigan.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares covered by the Registration Statement and the related Prospectus have been duly authorized and were validly issued, and are fully paid and nonassessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:	CAM/MKB/RZK

2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

(313)465-7000

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